Exhibit 99.1

NEWS BULLETIN FROM :	RE:	DDi Corp. 1220 Simon Circle
Anaheim, CA 92806 NasdaqNM: DDIC

For	Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Mikel Williams	Jill Fukuhara Peters	Lasse Glassen
Chief Financial Officer	Investor/Analyst Information	General Information
(714) 688-7200	(310) 854-8312	(310) 854-8313
	jspeters@financialrelationsboard.com	lglassen@financialrelationsboard.com
FOR IMMEDIATE RELEASE –
August 2, 2005
DDI CORP. REPORTS SECOND QUARTER 2005 RESULTS
ANAHEIM, Calif., August 2, 2005 – DDi Corp. (NasdaqNM: DDIC), a leading provider of time critical technologically advanced, electronic engineering and manufacturing services, today announced financial results for the three and six months ended June 30, 2005.
Summary of Second Quarter Results
The Company reported second quarter 2005 net sales of $45.5 million, adjusted EBITDA of $3.6 million and a net loss of $(40.0) million, or $(1.47) per share. Net sales increased sequentially from $44.9 million, and adjusted EBITDA increased sequentially from $2.8 million in the first quarter 2005. During the second quarter 2005, the Company booked non-recurring charges totaling $36.7 million, consisting of a goodwill impairment charge of $31.1 million and restructuring and other related charges of $5.6 million in connection with the closing of its Arizona manufacturing facility and Colorado-based Corporate Support Center, both of which closures were previously announced, and other write-downs of equipment related to the restructuring of the mass lamination workflows in the remaining PCB facilities.
Commenting on the second quarter 2005 sales results, Bruce McMaster, President and Chief Executive Officer of DDi Corp. said, “We saw sequential growth of 4% in the PCB business during the second quarter and an increase in layers shipped. From a pricing standpoint, there was minimal pressure in quick-turn pricing this quarter, and some softness in longer-lead time pricing. We experienced a decrease in overall layer pricing during the quarter, which was a function of both the pricing environment that I just described and order mix. While generating average layer pricing below that of quick-turn work, high tech longer lead-time work has provided reasonable incremental margins and improved plant utilization, which trended up this quarter as compared to the prior quarter. We continue to pursue growing our high tech standard lead time business, but not as a substitute for quick-turn business. DDi’s strong suit is in the quick-turn segment, and we expect that will continue to be the case. However, as long as we find good opportunities in high tech standard lead time work, we will capitalize on them.”
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Second quarter 2005 net sales decreased 9% compared to net sales of $49.9 million for the second quarter 2004. The decrease is primarily attributable to a reduction in the average layer price, reflecting a less robust PCB market in the current quarter 2005 compared to the same period last year in both the quick-turn and longer-lead portions of the business. The sequential increase in net sales from $44.9 million in the first quarter 2005 reflects 4% growth in PCB revenues, partially offset by a decline in assembly-related revenues. The increase in PCB revenues reflected growth in long-lead orders and, to a lesser extent, quick-turn orders.
Second quarter 2005 adjusted EBITDA was $3.6 million, a decrease of $4.7 million from $8.3 million in the second quarter 2004 and an increase of $0.8 million from $2.8 million in the first quarter 2005. The year-over-year decrease is due principally to the reduction in PCB net sales. The sequential improvement is due to a marginal strengthening of demand in the second quarter 2005 and lower general and administrative expenses. The net loss for the second quarter 2005 of $(40.0) million, or $(1.47) per share, reflects an increase from the second quarter 2004 net loss of $(5.2) million, or $(0.21) per share, primarily due to the goodwill impairment and restructuring charges (collectively representing $36.7 million of additional expenses) and a reduction in gross profit, partially offset by the impact of losses from discontinued operations for the second quarter 2004.
Gross profit for the second quarter 2005 was $5.5 million (12% of net sales) as compared to $9.9 million (20% of net sales) for the second quarter 2004. The decrease in gross profit was principally due to the decline in net sales in the second quarter 2005 compared to net sales in the second quarter 2004, predominantly due to pricing, but also due to lower PCB volume, along with a restructuring related inventory impairment of $1.3 million in the second quarter 2005. On a sequential basis, gross profit decreased from $8.0 million in the first quarter 2005. The sequential decrease is primarily due to restructuring-related inventory impairment charges in the second quarter 2005 and an increase in non-cash compensation costs, which collectively account for $2.2 million of the sequential reduction. To a lesser extent, margins in the second quarter 2005 were adversely affected by operational inefficiencies associated with the closure of DDi’s Arizona facility and the related absorption of its former production capabilities into the PCB divisions.
“As discussed in our first quarter earnings call, during the second quarter we closed our Arizona plant, which had produced mass lamination cores for our North American PCB plants. In doing so, we shifted the work back into our remaining facilities to streamline operations and reduce our cost structure going forward. Our Virginia facility assumed the majority of the internal mass lamination work previously manufactured at the Arizona plant. During May and June, we experienced some manufacturing inefficiencies as we absorbed the former Arizona manufacturing processes into our PCB facilities. By the end of the quarter, however, we had completed the requisite headcount increases in the PCB plants to accommodate the Arizona closure and saw an overall increase in PCB layers shipped during the quarter,” added McMaster.
Total sales and marketing expenses for the second quarter 2005 were $3.8 million (8% of net sales) as compared to $4.2 million (8% of net sales) for the second quarter 2004. The reduction in expense was primarily due to a $0.3 million reduction in non-cash compensation costs. Total general and administrative expenses for the second quarter 2005 were $2.8 million (6% of net sales), as compared to $4.0 million (8% of net sales) for the second quarter 2004. The decrease in expense was primarily due to a $1.1 million reduction in non-cash compensation costs.
In the second quarter 2005, restructuring and other related charges (excluding the $1.3 million restructuring-related inventory impairment charge reflected in total cost of goods sold) were $4.4 million. Of this amount, $2.1 million represents non-cash write-downs of the value of property, plant and equipment resulting from the closure of the former Arizona facility and the reallocation of the mass lamination work into the remaining
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DDi Corp.

facilities, and the remaining $2.3 million primarily represents exit costs associated with the closure of that facility and of the Company’s former Colorado-based Corporate Support Center. These exit costs consist of personnel-related costs ($0.6 million), and facilities exit and other costs ($1.7 million). As of June 30, 2005, the personnel-related costs had been substantially disbursed. The disbursement of the facilities exit and other costs is expected to occur over the remainder of 2005.
Also, due to a decline in the Company’s stock price during the second quarter 2005 and the early part of the third quarter 2005, a test of impairment was performed as of the end of the second quarter 2005 in connection with the preparation of the financial statements for that period. The analysis indicated that the book value of goodwill at June 30, 2005 was in excess of its fair value, as determined by the Company’s market capitalization. After assessing the potential for a goodwill impairment, the Company calculated and recorded a goodwill impairment charge of $31.1 million in the second quarter.
Second Quarter End Market Revenue Breakdown
The following table shows the percentage of net sales attributable to each of the principal end markets served by the Company for the periods indicated:

	Second Quarter
	2005	2004
End Markets (1)
Communications/Networking	43%	42%
High-end computing	24%	22%
Medical/Test/Industrial	20%	21%
Military/Aerospace	6%	6%
Other	7%	9%

(1)	Sales to electronic manufacturing service providers are classified by the end markets of their customers.
Summary of First Half Results
For the six months ended June 30, 2005, net sales were $90.5 million, a decrease of 8% from the $97.9 million of net sales reported for the first half of 2004. This decrease is primarily attributable to a 12% reduction in PCB revenue, 8% of which relates to a reduction in layer shipments. This decline reflects a softer PCB market in the first half of 2005 than in the first half of 2004, in both the quick-turn and longer-lead portions of the business. Partially offsetting the decrease in net sales was growth in DDi’s assembly business, due to the addition of new customers.
The Company reported a net loss available to common shareholders of $(34.2) million for the first half of 2005, or $(1.30) per share, as compared to $(22.7) million, or $(0.90) per share, for the first half of 2004. The primary reasons for the higher net loss are an increase in total non-cash and other charges (including the goodwill impairment charge and restructuring related costs recorded in the second quarter 2005) and the impact on gross margins from the reduction in PCB revenues described above. Partially offsetting these items were the disposition of DDi’s European operations in the first quarter 2005. The six-month net losses available to common shareholders reflects the dividends paid to the Series B Preferred shareholders of $1.8 million and $0.9 million in 2005 and 2004, respectively.
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Liquidity
As of June 30, 2005, the Company had total cash and cash equivalents of $20.2 million. Total debt, exclusive of the $59.7 million of the Company’s Series B Preferred Stock, amounted to $36.2 million and was comprised of $17.5 million of borrowings under the Dynamic Details Revolving Credit Facility, $18.2 million related to the DDi Capital Senior Accreting Notes and approximately $0.5 million of capital lease obligations. The amount drawn under the revolving credit facility as of June 30, 2005 effectively represented the full borrowing availability of that facility at that time.
Capital expenditures were $2.1 million and $3.3 million for the three and six months ended June 30, 2005, respectively. For the full year 2005, capital expenditures are expected to range from $5 million to $8 million.
Third Quarter 2005 Outlook
For the third quarter of 2005, DDi is estimating net sales in the range of $44 million to $46 million.
Basis of Presentation
Discontinued Operations. The Company announced the discontinuation of its European business, and the placement into administration of DDi Europe, on February 9, 2005. Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” DDi Europe has been accounted for as a discontinued operation. In accordance with SFAS No. 144, the attached Condensed Consolidated Financial Statements have been presented to reflect DDi Europe as a discontinued operation and DDi Europe’s net assets and net liabilities, and operating results, net of tax, have been presented in the statements separate from the ongoing operations of DDi Corp. All other references to operating results and statistical information reflect the ongoing operations of DDi Corp. and its subsidiaries, excluding DDi Europe, (collectively, the “Company”).
Non-GAAP Financial Measures. This release includes ‘adjusted EBITDA’ as a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of this non-GAAP financial measure, when presented in conjunction with the corresponding GAAP measure, provides useful information to the Company, investors and other users of the financial statements in identifying and understanding operating performance for a given level of revenue and business trends. Management believes that adjusted EBITDA is an important factor of DDi’s business because it reflects financial performance that is unencumbered by debt service. This financial measure is commonly used in the Company’s industry. It is also used by the Company’s lenders to determine components of covenant compliance. Growth in adjusted EBITDA is driven by higher gross profit and cost containment in selling, general and administrative expenses. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as alternatives to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP net income/loss (and net income/loss available to common stockholders) in the attached Condensed Consolidated Statements of Operations under the caption “Supplemental Financial Information.”
Conference Call and Webcast
A conference call with simultaneous webcast to discuss second quarter 2005 financial results and the third quarter 2005 outlook will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. The call is being webcast and
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can be accessed at DDi’s web site: www.ddiglobal.com/investor under “Webcasts.” A telephone replay of today’s conference call will be available through August 9, 2005 by dialing (800) 405-2236 or (303) 590-3000 and entering the passcode 11035999. An online replay of the webcast will be available for 12 months at www.ddiglobal.com/investor.
About DDi Corp.
DDi is a leading provider of time-critical, technologically advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer fabrication and assembly services to customers on a global basis, from its facilities located across North America.
Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or our subsidiaries to differ materially from those discussed in forward-looking statements include: changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry; our ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in our cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.
- Financial Tables to Follow
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DDi Corp
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$20,207	$23,526
Accounts receivable, net	27,342	26,564
Inventories	16,700	17,996
Prepaid expenses and other	2,719	1,713
Assets held for disposal	—	33,016

Total current assets	66,968	102,815

Property, plant and equipment, net	32,484	36,376
Debt issuance costs, net	1,224	1,780
Goodwill and intangibles, net	81,095	117,384
Deferred tax asset	536	541
Assets held for disposal	—	26,245
Other	688	810

Total Assets	$182,995	$285,951

Liabilities, Mandatorily Redeemable Preferred Stock and Stockholders’ Equity

Current liabilities:
Current maturities of long-term debt and capital lease obligations	$499	$916
Revolving credit facilities	17,459	15,948
Accounts payable	17,683	16,389
Accrued expenses and other	15,623	14,527
Income tax payable	1,544	1,099
Liabilities held for disposal	—	67,853

Total current liabilities	52,808	116,732

Long-term debt and capital lease obligations	18,213	18,252
Notes payable and other	5,195	8,602
Liabilities held for disposal	—	3,725

Total liabilities	76,216	147,311

Series B mandatorily redeemable preferred stock	59,665	61,557

Stockholders’ equity:
Common stock, additional paid-in-capital and other	144,222	147,113
Deferred compensation	(5,026)	(9,445)
Accumulated other comprehensive income (loss)	(648)	(712)
Accumulated deficit	(91,434)	(59,873)

Total stockholders’ equity	47,114	77,083

Total Liabilities, Mandatorily Redeemable Preferred Stock and Stockholders’ Equity	$182,995	$285,951

DDi Corp.
Condensed Consolidated Statements of Operations
(in thousands, except for per share amounts)
(unaudited)

	3 months ended	3 months ended
	June 30, 2005	June 30, 2004
Net sales	$45,538	$49,894
Cost of goods sold:
Other cost of goods sold	38,105	37,475
Restructuring-related inventory impairment	1,253	—
Non-cash compensation and amortization of intangibles	700	2,532

Total cost of goods sold	40,058	40,007

Gross profit	5,480	9,887

Operating expenses:
Sales and marketing:
Non-cash compensation	105	377
Sales and marketing expenses	3,718	3,841

Total sales and marketing	3,823	4,218

General and administration:
Non-cash compensation	156	1,238
General and administration expenses	2,625	2,732

Total general and administration	2,781	3,970

Amortization of intangibles	1,149	1,150
Restructuring and other related charges	4,390	12
Goodwill impairment	31,129	—
Reorganization charges	—	84

Operating income (loss)	(37,792)	453

Interest and other expense, net	1,299	899

Loss from continuing operations before income taxes	(39,091)	(446)
Income tax benefit (expense)	403	(668)

Loss from continuing operations	(38,688)	(1,114)
Net loss from discontinued operations	—	(2,740)

Net loss	(38,688)	(3,854)
Less: Series B Preferred stock dividends and accretion	(1,341)	(1,370)

Net loss available to common stockholders	$(40,029)	$(5,224)

Loss per share of stock from continuing operations — Basic and diluted	$(1.47)	$(0.10)
Net loss per share of common stock — Basic and diluted	$(1.47)	$(0.21)

Weighted average basic and diluted shares outstanding	27,196	25,452

Supplemental Financial Information

Adjusted EBITDA **	$3,562	$8,283

Interest expense, net	1,299	899
Depreciation	2,472	2,437
Amortization of intangibles	1,149	1,150
Goodwill impairment	31,129	—
Non-cash compensation	961	4,147
Restructuring, reorganization and reorganization proceeding charges	5,643	96
Net loss from discontinued operations	—	2,740
Income tax expense (benefit)	(403)	668

Net loss	(38,688)	(3,854)
Less: Series B Preferred stock dividends and accretion	(1,341)	(1,370)

Net loss available to common stockholders	$(40,029)	$(5,224)

**	Earnings before income taxes, depreciation, amortization, net interest expense, non cash compensation, restructuring and reorganization charges, gain on disposition of DDi Europe and loss from discontinued operations.

DDi Corp.
Condensed Consolidated Statements of Operations
(in thousands, except for per share amounts)
(unaudited)

	6 months ended	6 months ended
	June 30, 2005	June 30, 2004
Net sales	$90,487	$97,949
Cost of goods sold:
Other cost of goods sold	75,322	74,221
Restructuring-related inventory impairment	1,253	—
Non-cash compensation and amortization of intangibles	421	8,233

Total cost of goods sold	76,996	82,454

Gross profit	13,491	15,495

Operating expenses:
Sales and marketing:
Non-cash compensation	(349)	1,087
Sales and marketing expenses	7,204	7,464

Total sales and marketing	6,855	8,551

General and administration:
Non-cash compensation	405	2,574
General and administration expenses	6,576	4,928

Total general and administration	6,981	7,502

Amortization of intangibles	2,299	2,300
Restructuring and other related charges	4,390	356
Goodwill impairment	31,129	—
Reorganization charges	—	748

Operating loss	(38,163)	(3,962)

Interest and other expense, net	2,490	5,303

Loss from continuing operations before income taxes	(40,653)	(9,265)
Income tax expense	(648)	(1,429)

Loss from continuing operations	(41,301)	(10,694)
Net income (loss) from discontinued operations (including gain on disposal of $11,053)	9,740	(10,588)

Net loss)	(31,561)	(21,282)
Less: Series B Preferred stock dividends and accretion	(2,683)	(1,370)

Net loss available to common stockholders	$(34,244)	$(22,652)

Loss per share of stock from continuing operations — Basic and diluted	$(1.66)	$(0.48)
Net loss per share of common stock — Basic and diluted	$(1.30)	$(0.90)

Weighted average basic and diluted shares outstanding	26,425	25,099

Supplemental Financial Information

Adjusted EBITDA **	$6,312	$16,195

Interest expense (net)	2,490	5,303
Depreciation	4,927	4,859
Amortization of intangibles	2,299	2,300
Goodwill impairment	31,129	—
Non-cash compensation	477	11,894
Restructuring, reorganization and reorganization proceeding charges	5,643	1,104
Net (income) loss from discontinued operations	(9,740)	10,588
Income tax expense	648	1,429

Net income (loss)	(31,561)	(21,282)
Less: Series B Preferred stock dividends and accretion	(2,683)	(1,370)

Net loss available to common stockholders	$(34,244)	$(22,652)

**	Earnings before income taxes, depreciation, amortization, net interest expense, non cash compensation, restructuring and reorganization charges, gain on disposition of DDi Europe and loss from discontinued operations.